CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Omnicity Corp.
Rushville, Indiana

We hereby consent to the use in the prospectus of our report dated October 23, 2009 relating to the consolidated financial statements of Omnicity Corp. which is contained in that prospectus.

We also consent to the reference to us under the caption "Experts" in the prospectus.

WEAVER & MARTIN LLC

Weaver & Martin

Kansas City, Missouri

November 30, 2009